Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-263034

Thermo Fisher Scientific Inc.

$1,000,000,000 5.000% Senior Notes due 2026 (the “2026 Notes”)
$1,000,000,000 5.000% Senior Notes due 2029 (the “2029 Notes”)
$500,000,000 5.200% Senior Notes due 2034 (the “2034 Notes”)

November 28, 2023

Pricing Term Sheet

Issuer:	Thermo Fisher Scientific Inc.

Securities:	5.000% Senior Notes due 2026 5.000% Senior Notes due 2029 5.200% Senior Notes due 2034

Expected Ratings (Moody’s / S&P / Fitch)*	A3 (Stable) / A- (Stable) / A- (Stable)

Aggregate Principal Amount:	2026 Notes: $1,000,000,000 2029 Notes: $1,000,000,000 2034 Notes: $500,000,000

Stated Maturity Date:	2026 Notes: December 5, 2026 2029 Notes: January 31, 2029 2034 Notes: January 31, 2034

Issue Price:	2026 Notes: 99.931% of the principal amount 2029 Notes: 99.772% of the principal amount 2034 Notes: 99.846% of the principal amount

Coupon (Interest Rate):	2026 Notes: 5.000% per annum 2029 Notes: 5.000% per annum 2034 Notes: 5.200% per annum

Yield to Maturity:	2026 Notes: 5.025% 2029 Notes: 5.048% 2034 Notes: 5.218%

Benchmark Treasury:	2026 Notes: UST 4.625% due November 15, 2026 2029 Notes: UST 4.875% due October 31, 2028 2034 Notes: UST 4.500% due November 15, 2033

Benchmark Treasury Price and Yield:	2026 Notes: 100-10+ / 4.505% 2029 Notes: 102-12¾ /4.328% 2034 Notes: 101-07 / 4.348%

Spread to Benchmark Treasury Yield:	2026 Notes: 52 basis points 2029 Notes: 72 basis points 2034 Notes: 87 basis points

Interest Payment Dates:
2026 Notes: June 5 and December 5 of each year, beginning on June 5, 2024
2029 Notes: January 31 and July 31 of each year, beginning on July 31, 2024
2034 Notes: January 31 and July 31 of each year, beginning on July 31, 2024

Make-Whole Call:	2026 Notes: 10 basis points (prior to November 5, 2026) 2029 Notes: 15 basis points (prior to December 31, 2028) 2034 Notes: 15 basis points (prior to October 31, 2033)

Par Call:	2026 Notes: On or after November 5, 2026 2029 Notes: On or after December 31, 2028 2034 Notes: On or after October 31, 2033

CUSIP / ISIN:	2026 Notes: 883556 CZ3 / US883556CZ38 2029 Notes: 883556 DA7 / US883556DA77 2034 Notes: 883556 DB5 / US883556DB50

Trade Date:	November 28, 2023

Settlement Date:
December 5, 2023 (T+5); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors with respect to these matters.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Book-Running Managers:
BofA Securities, Inc.
Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Co-Managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Blaylock Van, LLC BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Loop Capital Markets LLC Nordea Bank Abp R. Seelaus & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.